CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated March 31, 2021, relating to the financial statements and financial highlights, which appears in SA Franklin Systematic U.S. Large Cap Value Portfolio’s (formerly SA Dogs of Wall Street Portfolio) Annual Report on Form N-CSR for the year ended January 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

July 12, 2021